Exhibit 99.1

Innovus Pharmaceuticals Announces that its Delta Prime Savings Club E-Commerce Marketplace is on Track for Annual Sales of Approximately $3 million in 2019

Annual Sales Tracking to Exceed Previous Year Sales of $2 million

SAN DIEGO, July 22, 2019 – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging commercial-stage pharmaceutical company that delivers safe, innovative and effective over-the-counter medicine and consumer care products to improve men’s and women's health and respiratory diseases, today announced that its Delta Prime Savings Club™ E-commerce marketplace (the “DPSC”) is on track for annual sales of approximately $3 million. The DPSC, one of Innovus Pharma’s main E-Commerce marketplaces, was purchased by the Company in early 2019 for approximately $35,000 plus ~$300,000 in inventory and specializes in selling many types of consumer products in addition to the Company’s OTC ANDA and supplement products and other general consumer care products.

“We are very pleased to announce the progress relating to our DPSC E-commerce marketplace,” said Innovus Pharma CEO, Dr. Bassam Damaj. “We purchased the DPSC in early 2019 and are very happy with its progress to date. In addition, we are also looking forward to growing our other E-commerce marketplaces, namely Supplementhunt.com, our discounted supplement site, ICareSup.com, our Asian direct to consumer site expected to launch soon, and to grow our 11 Amazon® stores as well as our other e-commerce sites globally. We are continuously growing these sites in order to diversify our businesses across the world,” he continued.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging over the counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.zestra.com; www.zestraglide.com; www.fluticare.com; www.allervarx.com; www.apeaz.com; www.diabasens.com; www.supplementhunt.com, www.carvanum.com and www.deltaprimesavingsclub.com.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to successfully receive appropriate regulatory approvals and to commercialize its various products through the Delta Prime Savings Club and other of its E-Commerce marketplaces and sites and other sales channels to achieve its product development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

Contact:

Innovus Pharma Investor Relations

Randy Berholtz

Tel: 858-249-7865

ir@innovuspharma.com